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EXHIBIT 21

                      SUBSIDIARIES OF BOB EVANS FARMS, INC.
                      -------------------------------------


                                               State or Other Jurisdiction of
Name                                           Incorporation or Organization
----                                           -----------------------------

BEF Holding Co., Inc.                          Delaware
Bob Evans Farms, Inc.                          Ohio
Owens Country Sausage, Inc.                    Texas
Owens Foods, Inc.                              Texas
Owens Country Foods, Inc.                      Texas
Hickory Specialties, Inc.                      Tennessee
BEF Aviation Co., Inc.                         Ohio
BEF RE Holding Co., Inc.                       Delaware
BEF REIT, Inc.                                 Ohio
Bob Evans Restaurants, Inc.                    Ohio
Bob Evans Restaurants of Michigan, Inc.        Delaware



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